Exhibit 10.1

ELEVENTH AMENDMENT TO CREDIT AGREEMENT

            This Eleventh Amendment to Credit Agreement (“Amendment”), dated June 28, 2002, is entered into by and among PNC Bank, National Association (“Bank”), RMH Teleservices, Inc. (“Borrower”), RMH Teleservices International, Inc. (“RMH Teleservices”) and Teleservices Technology Company (“Teleservices Technology”), (RMH Teleservices and Teleservices Technology each individually a “Surety” and collectively “Sureties”).

BACKGROUND

            A.   Borrower and Bank are parties to a certain letter agreement, dated March 21, 1997 (as amended, supplemented, replaced, restated or otherwise modified from time to time, “Credit Agreement”), and related agreements, instruments and documents (collectively, with the Credit Agreement, the “Credit Documents”), pursuant to which Bank established for the benefit of Borrower a line of credit in the maximum aggregate principal amount of Twenty Million Dollars ($20,000,000). Capitalized terms used but not otherwise defined in this Amendment shall have the meanings given to such terms in the Credit Agreement.

            B.   Bank and Borrower desire to modify the terms and conditions of the Credit Agreement as more fully set forth herein.

TERMS AND CONDITIONS

            NOW, THEREFORE, with the foregoing Background hereinafter incorporated by reference, the parties hereto, intending to be legally bound, hereby covenant and agree as follows:

            1.    Reduction of Line of Credit . Notwithstanding anything to the contrary contained in the Credit Agreement, the Line of Credit is hereby reduced to, and the maximum principal amount outstanding under the Line of Credit shall not at any time exceed, Fifteen Million Dollars ($15,000,000).

            2.    Extension of Term . As of the Effective Date (as defined herein), the “Expiration Date” of the Line of Credit is extended to and shall be July 31, 2002.

            3.    Interest Rate . As of the Effective Date, Section 2 of the Credit Agreement is hereby amended and restated in its entirety as follows:

Beginning as of July 1, 2002, principal outstanding under the Line of Credit shall bear interest at a rate of interest per annum (computed on the basis of a year of 360 days and the actual number of days elapsed) equal to a rate of interest announced from time to time by Bank at its principal office as its prime rate, which rate may not be the lowest interest rate then being charged commercial borrowers by Bank (the “Prime Rate”) plus three percent (3%).

            4.    ACH Transactions . All ACH transactions in any deposit account of Borrower shall, continue to be pre-funded before such transaction is initiated by Borrower or accepted by Bank.

            5.    Extension Fee . Bank has fully earned an extension fee of One Hundred Thousand Dollars ($100,000) (the “Extension Fee”). The Extension Fee is non-refundable and shall be payable as follows: on the Effective Date, Borrower shall pay to Bank Fifty Thousand Dollars

($50,000) and, unless Borrower has satisfied all obligations owing to Bank under the Credit Agreement (including, without limitation, repayment of all outstanding principal, all accrued but unpaid interest and fees and expenses, including attorney’s fees) and the Line of Credit has been terminated, on or before July 15, 2002 (in which case, the balance of the Extension Fee shall be waived) Borrower shall pay to Bank the remaining Fifty Thousand Dollars ($50,000) of the Extension Fee.

            6.    Termination of Revolving Credit Line . Pursuant to the Working Cash, Line of Credit, Investment Sweep Rider (the “Working Cash Sweep Rider”), dated as of September 27, 2000, between the Borrower and the Bank, the Borrower is hereby notified that the Bank is exercising its option, pursuant to Section 7 of the Working Cash Sweep Rider, to terminate the Working Cash Sweep Rider effective as of July 1, 2002. As a result of such termination, the Bank will no longer automatically sweep any available balance in the Borrower’s checking account into the investment vehicle. Further, the Line of Credit will not automatically be activated to advance funds to Borrower’s checking account, and any checks written in excess of available funds are subject to being returned.

            7.    Account Authorization . Borrower hereby authorizes Bank to continue to charge Borrower’s account for all outstanding fees and expenses (including, without limitation, the unused commitment fee, the extension fee described below and, 48 hours after a bill has been delivered to Borrower, reasonable attorneys’ fees).

            8.    Representations and Warranties . Borrower and each Surety each represents and warrants to Bank that:

                        a.   the execution, delivery and performance by Borrower and each Surety of this Amendment and the transactions contemplated herein: (i) are and will be within the corporate powers of Borrower and each Surety; (ii) have been authorized by all necessary corporate action; (iii) are not and will not be in contravention of any order of any court or other agency of government, or of any law to which Borrower or each Surety or any property of Borrower or each Surety is bound; and (iv) are not and will not be in conflict with, or result in a breach of or constitute (with due notice and/or lapse of time) a default under the articles of incorporation or bylaws or any indenture, agreement or undertaking to which Borrower or each Surety is a party or by Borrower or each Surety or property of Borrower or each Surety is bound;

                        b.   this Amendment and any other agreements, instruments or documents executed and/or delivered in connection herewith, are valid, binding and enforceable against Borrower and each Surety, in accordance with their respective terms;

                        c.   each of the representations and warranties contained in, and each of the exhibits and/or schedules attached to, the Credit Agreement, as amended hereby, and all related agreements, instruments and documents are true and correct as of the date hereof as to Borrower and each Surety, as applicable;

                        d.   no Event of Default and no event which, with the passage of time, giving of notice, or both, would become an Event of Default under the Credit Agreement, is existing.

            9.    Collateral . As security for the payment of Borrower’s Obligations under the Credit Documents and satisfaction by Borrower of all covenants and undertakings contained in the Credit Documents, Borrower acknowledges Bank’s prior security interest and lien in and to all of the Collateral, as defined in the Credit Documents, which security interest is hereby ratified and confirmed.

            10.    Confirmation of Indebtedness . Borrower ratifies and reaffirms all of its obligations to Bank under the Credit Agreement and related agreements, instruments and documents and agrees that the same are owing to Bank without any deduction, defense, setoff, claim or counterclaim, of any nature.

            11.    Reaffirmation by Surety . Each Surety, by its execution of this Amendment, hereby unconditionally consents to the terms and conditions of this Amendment and the transactions contemplated herein. Each Surety further reaffirms its obligations under its surety agreement in favor of Bank and acknowledges and agrees that it continues to be liable as surety for all of the liabilities, debts and obligations of Borrower to Bank under the Credit Documents, as amended hereby. Each Surety further confirms and agrees that the execution and delivery of this Amendment does not in any way impair any obligations of such Surety to Bank under its surety agreement and that the terms and conditions of such surety agreement remain unchanged and in full force and effect and that such surety agreement constitutes the valid, binding and enforceable obligation of Surety, in accordance with its terms, without any deduction, defense, setoff, claim or counterclaim, of any nature.

            12.    Conditions to Closing . The obligation of Bank to enter into this Amendment are subject to, and this Amendment shall become effective upon (“Effective Date”), the following conditions having been satisfied in full to the complete satisfaction of Bank:

                        a.   Borrower shall have delivered, or cause to be delivered, to Bank the following documents (all to be in form and substance acceptable in all respects to Bank):

                                     (i)    this Amendment properly executed by Borrower and each Surety;

                                     (ii)    such other agreements, instruments, and documents required to be executed and/or delivered under any provision of the Credit Agreement, as amended hereby, or as Bank may reasonably determine to carry out the intentions of parties hereunder; and

                                     (iii)    resolutions of Borrower’s and each Surety’s board of directors authorizing the execution, delivery and performance of this Amendment.

                        b.   no Event of Default and no event or condition which, with the passage of time, the giving of notice, or both, would constitute an Event of Default under the Credit Documents, is existing; and

                        c.   payment of Fifty Thousand Dollars ($50,000) on account of the Extension Fee; and

                        d.   payment of all expenses.

            13.    Non-Waiver . This Amendment does not and shall not be deemed to constitute a waiver by Bank of any breach or violation of any representation, warranty or covenant made or agreed to by Borrower under the Credit Documents, as amended hereby, and all claims and rights of Bank resulting from any such breach or violation are expressly reserved by Bank. This Amendment does not obligate Bank to agree to any further extension or any other modification of the Credit Agreement nor does it constitute a course of conduct or dealing on behalf of Bank or a waiver of any other rights or remedies of Bank. No omission or delay by Bank in exercising any right or power under this Amendment or any related instruments, agreements or documents will impair such right or power or be construed to be a waiver of any default or Event of Default or an acquiescence therein, and any single or partial exercise of any such right or power will not preclude other or further exercise thereof or the exercise of any other right, and no waiver will be valid unless in writing and then only to the extent specified.

            14.    Release and Waiver of Claims . For and in consideration of the mutual covenants and obligations set forth in this Amendment and other good and valuable consideration, the receipt of which is hereby acknowledged, Borrower and Sureties each hereby release and forever discharge and by these presents does for their subsidiaries, if any (direct or indirect), and itself and its predecessors, successors, affiliates and assigns, remise, release and forever discharge and hold harmless Bank, and each of its predecessors, affiliates, subsidiaries (direct or indirect), shareholders, officers, directors, employees, agents or attorneys, successors and assigns, of and from and against all manner of damages, losses, liabilities, claims, expenses (including attorneys’ fees), actions, no causes of action (whether individual, derivative or representative), whatsoever, in law or in equity which Borrower and/or any Surety ever had, now has, or which hereinafter can, shall or may have by reason of any matter, claim or cause of action of any kind whatsoever, from the beginning of the world to the date of this Amendment, whether known or unknown, including, without limitation, those relating in any way to: (i) the Credit Documents or this Amendment, (ii) any claims (including without limitation for contribution or indemnification) which have or would have arisen out of any of the transactions contemplated or any other proceedings that may have been brought or may be brought by any party hereto or to any Credit Documents, or this Amendment, or any third party relating to the Credit Documents or this Amendment, or the transactions contemplated hereby or thereby, (iii) any acts, transactions, or events that are the subject matter of the Credit Documents or this Amendment, (iv) the communications and business dealings between Bank and Borrower and Sureties from the beginning of communications and business dealings between Bank on the one hand and Borrower and Sureties on the other, related in any way to the Credit Documents, or this Amendment, or the transactions contemplated hereby or thereby, or (v) the prosecution of any claim, defense, setoff, counterclaim or any settlement negotiations which Borrower ever had, now has or which they, their affiliates (direct or indirect), or their successors or assigns hereafter can, shall or may have against Bank, provided, however, that nothing herein shall be construed or deemed to release any covenants or agreements contained in this Amendment.

            15.    Incorporation . This Amendment (including, without limitation, any covenants contained herein) shall amend, and is incorporated into and made part of, the Credit Agreement. All references to the Credit Agreement contained in the Credit Agreement or other Credit Documents shall be deemed, for all purposes, to refer to the Credit Agreement as amended hereby. To the extent that any term or provision of this Amendment is or may be deemed expressly inconsistent with any term or provision in the Credit Agreement, the terms and provisions hereof shall control. Except as expressly amended by this Amendment, all of the terms, conditions and provisions of the Credit Agreement are hereby ratified and continue unchanged and remain in full force and effect.

            16.    No Modification . No modification of this Amendment or of any agreement referred to herein shall be binding or enforceable unless in writing and signed on behalf of the party against whom enforcement is sought.

            17.    Headings . The headings of any section or paragraph of this Amendment are for convenience only and shall not be used to interpret any provision of this Amendment.

            18.    Successor and Assigns . This Amendment will be binding upon and inure to the benefit of the parties hereto and their respective heirs, executors, administrators, successors and assigns.

            19.    Governing Law . This Amendment shall be governed by, and construed and enforced in accordance with the laws of the Commonwealth of Pennsylvania, excluding its conflict of laws rule.

            20.    Severability . The provisions of this Amendment are to be deemed severable, and the invalidity or unenforceability of any provision shall not affect or impair the remaining provisions which shall continue in full force and effect.

            21.    Execution by Counterparts and Facsimile . This Amendment may be executed in any number of counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Signature by facsimile shall also bind the parties hereto.

            IN WITNESS WHEREOF, the undersigned, intending to be legally bound, execute this Amendment on the date first above written.

BANK:
PNC Bank, National Association

By:
Name:
Title:

BORROWER:
RMH Teleservices, Inc.

By:	/s/ Scot Brunke
Name:	Scot Brunke
Title:	CFO

SURETY:
RMH Teleservices International, Inc.

By:	/s/ Michael J. Scharff
Name:	MICHAEL J SCHARFF
Title:	President

Teleservices Technology Company

By:	/s/ Andrew I. Bronstein
Name:	Andrew I. Bronstein
Title:	President